Exhibit 99.3

Contact:

Gary San Hui
Chief Financial Officer, Chief Investment Officer and Secretary

Arowana Inc.

+612-8083-9600

FOR IMMEDIATE RELEASE

AROWANA INC. COMPETES FULL OVER-ALLOTMENT OPTION

New York, NY, May 12, 2015 – Arowana Inc. (NASDAQ: ARWAU) (the “Company”) announced today that it has completed the sale of the full 1,080,000 units pursuant to the underwriters’ over-allotment option granted in connection with the Company’s initial public offering. Each unit consists of one ordinary share, par value $.0001 per share, one right to receive one-tenth of one ordinary share upon consummation of an initial business combination and one warrant entitling the holder to purchase one-half of one ordinary share at a price of $12.50 per full share commencing on the later of the Company’s completion of its initial business combination or April 30, 2016. The units sold pursuant to the over-allotment option were sold at an offering price of $10.00 per unit, generating gross proceeds of $10,800,000 to the Company. Including the net proceeds from the full exercise of the over-allotment option, a total of $84,456,000 (or $10.20 per unit sold in the initial public offering including the over-allotment option) has been placed in trust for the benefit of public shareholders. EarlyBirdCapital, Inc. acted as lead managing underwriter for the offering. Copies of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus relating to the offering may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Investor Relations, 212-661-0200.

Arowana Inc. is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. While the Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region, the Company initially intends to focus on target businesses located in the Asia Pacific region (with a particular emphasis on South East Asia and Australia) operating in the energy (including solar and alternative energy) industry, or target businesses in such an industry operating outside of those geographic locations which we believe would benefit from expanding their operations to such locations.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

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